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                         SECURITIES AND EXCHANGE COMMISSION
                              450 Fifth Street, N.W.
                              Washington, D.C. 20549

                                       FORM 15

               Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports under Sections 13 and
                   15(d) of the Securities Exchange Act of 1934.

                              Commission File No. 0-29026


                                      ENSTAR INC.
                                     -------------
                (exact name of registrant as specified in its charter)

          7450 Flying Cloud Drive, Eden Prairie, MN 55344  (612) 941-3200
          ---------------------------------------------------------------
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Common Stock, $0.01 par value per share
                            ---------------------------------------
                   (Title of each class of securities covered by this Form)

                                          None
                                          ----
                     (Titles of all other classes of securities for which
                 a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [x]     Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)     [ ]
          Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6               [ ]
          Rule 12h-3(b)(1)(i)     [x]

     Approximate number of holders of record as of the certificate or notice date: 3
      ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, ENStar Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 1, 1999                     ENSTAR INC.


                                            by    /s/ Peter E. Flynn
                                            ----------------------------
                                            Peter E. Flynn
                                            Executive Vice President